EXHIBIT 99.1

PRESS RELEASE

For Immediate Release:

Contact:
Susan A. Brownie
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Elizabeth Condra
Communications,Research, & Investor Relations
(615) 301-3237
mollie.condra@healthstream.com

HealthStream Announces Management Change

Nashville, Tenn. (July 11, 2007)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today that Susan A. Brownie tendered her resignation as chief financial officer (CFO). Mrs. Brownie will remain in her position through the filing of the Company’s Form 10-Q for the quarter ended June 30, 2007. Arthur E. Newman, HealthStream’s executive vice president, will also serve as the interim CFO until the Company completes its search to fill the CFO position permanently. Mr. Newman served as HealthStream’s CFO from January 2000 to March 2006 prior to his promotion to executive vice president.

Robert A. Frist, Jr., chief executive officer, HealthStream, commented, “Susan Brownie has been a valuable member of our senior management team over the last several years. We commend Susan for her financial leadership and wish her much success in her future endeavors. Art Newman brings a wealth of experience to his role as interim CFO as he assumes leadership of our financial and accounting operations. His tenure as the preceding CFO at HealthStream will enable a seamless transition.”

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of learning and research solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through its research products, healthcare executives gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Through HealthStream’s learning solutions—which are used by approximately 1.4 million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of its workforce, and facilitate the rapid transfer of the latest knowledge and technologies. Based in Nashville, Tennessee, HealthStream has three satellite offices. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.

This press release contains forward-looking statements that involve risks and uncertainties regarding HealthStream. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to certain risks and uncertainties, including risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized.

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